FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

Nord Resources Corporation Announces
Receipt of Final $2.2 Million Payment Pursuant to
Settlement Agreement With Platinum Diversified Mining, Inc.

September 24, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona., September 24, 2007 (• p.m. (MST)) - Mr. John Perry, President and CEO of Nord Resources Corporation (“Nord”) (Other OTC: NRDS.PK - News) announced today that Nord has received the final payment of approximately $2.2 million pursuant to its Settlement Agreement dated March 7, 2007 with Platinum Diversified Mining, Inc. (“PDM”) and PDM’s direct and indirect subsidiaries, Platinum Diversified Mining USA, Inc. (“PDM USA”) and PDM Merger Corp. (together with PDM and PDM USA, the “PDM Parties”). The Settlement Agreement provided for the settlement of the dispute and disagreements between Nord and the PDM Parties arising in connection with agreement and plan of merger dated October 23, 2006 which had contemplated the acquisition of Nord by PDM in an all-cash merger transaction.

Nord received an initial payment of $1.1 million under the Settlement Agreement in March 2007, and has been receiving monthly payments of $50,000 from the PDM Parties. The final payment was contingent upon the completion of an acquisition by PDM meeting certain prescribed criteria. Nord has now received a total of $3.6 million from the PDM Parties in full and final settlement of all claims and disputes between the parties.

For information contact:

John Perry (520) 292-0266.

Website: www.nordresources.com